                                                                     EXHIBIT 4.3


                       CONVERTIBLE SUBORDINATED DEBENTURES

                                       AND

                           WARRANTS PURCHASE AGREEMENT

                                     BETWEEN

                            ACRES GAMING INCORPORATED

                                       AND

                         THE INVESTORS SIGNATORY HERETO

        CONVERTIBLE SUBORDINATED DEBENTURES AND WARRANTS PURCHASE AGREEMENT dated as of December 21, 2001 (the "Agreement"), between the Investors signatory hereto (each an "Investor" and together the "Investors"), and Acres Gaming Incorporated, a corporation organized and existing under the laws of the State of Nevada (the "Company").

        WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investors, and the Investors shall purchase, in the aggregate, (i) $5,000,000 principal amount of the Convertible Subordinated Debentures, and (ii) the Warrants; and

        WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and/or 4(6) ("Section 4(6)") of the United States Securities Act of 1933, as amended (the "Securities Act") and/or Regulation D ("Regulation D") and the other rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in securities to be made hereunder.

        NOW, THEREFORE, in consideration of the foregoing premises, and the promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

      PURCHASE AND SALE OF CONVERTIBLE SUBORDINATED DEBENTURES AND WARRANTS

Section 1.1. Investment.

        (a) Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Investors agree to purchase, severally and not jointly, the Convertible Subordinated Debentures together with the Warrants at the Purchase Price on the Closing Date. Within five

(5) Trading Days of the execution and delivery of this Agreement, the Investors shall purchase, severally and not jointly, in the aggregate, $5,000,000 principal amount of Convertible Subordinated Debentures together with the Warrants at the Purchase Price. Each Investor shall deliver immediately available funds in their proportionate amount of the aggregate Purchase Price, as set forth on the signature pages hereto, and the Company shall deliver the Convertible Subordinated Debentures evidencing said principal sum and the Warrants. Upon satisfaction of the conditions set forth in Section 1.1(b), the Closing shall occur at the offices of Feldman & Associates, Counselors at Law, P.C., 36 West 44th Street, Suite 1201, New York, New York 10036.

        (b) The Closing is subject to the satisfaction or waiver by the party to be benefited thereby of the following conditions:

               (i) acceptance and execution by the Company and by the Investors, of this Agreement;

               (ii) delivery by each Investor of immediately available funds in their proportionate amount of the Purchase Price as indicated and set forth on the signature pages hereto;

               (iii) all representations and warranties of the Investors contained herein shall remain true and correct as of the Closing Date;

               (iv) all representations and warranties of the Company contained herein shall remain true and correct as of the Closing Date;

               (v) the Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Convertible Subordinated Debentures and the Warrants, or shall have the availability of exemptions therefrom;

               (vi) the sale and issuance of the Convertible Subordinated Debentures and the Warrants hereunder, and the proposed issuance by the Company to the Investors of Conversion Shares or Warrant Shares upon the conversion or exercise thereof shall be legally permitted by all laws and regulations to which the Investors and the Company are subject and there shall be no ruling, judgment or writ of any court prohibiting the transactions contemplated by this Agreement;

               (vii) from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the SEC (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to such Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market, nor shall a banking moratorium have been declared either by the United States or New York

                      State authorities, nor shall there occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the judgment of the Investors, make it impracticable or inadvisable to purchase the Convertible Subordinated Debentures;

               (viii) delivery of the applicable original fully executed
                      Convertible Subordinated Debentures and Warrants;

               (ix) delivery of an opinion of Perkins Coie LLP, counsel to the Company, in the form of Exhibit C hereto;

               (x) delivery of the Irrevocable Instructions to Transfer Agent in the form attached hereto as Exhibit E; and

               (xi)   delivery of the Registration Rights Agreement.

Section 1.2. Warrants. At the Closing, the Company shall issue to each Investor a Warrant to purchase up to a number of Warrant Shares equal to 15% of the principal amount of the Convertible Subordinated Debenture purchased by such Investor divided by the average of the 5 VWAPs occurring immediately prior to the Closing Date (such average price, the "Warrant Base Price"). The exercise price of the Warrants shall be equal to 110% of the Warrant Base Price. The Warrants shall be exercisable for a period of 5 years beginning on their issuance date. The shares of Common Stock underlying the Warrants shall be registered for resale on the Registration Statement for resale by the Investors pursuant to the Registration Rights Agreement.

Section 1.3. Liquidated Damages. The parties hereto acknowledge that with respect to the delivery of the Conversion Shares, time is of the essence and the Company shall be liable for the liquidated damages set forth in the Convertible Subordinated Debentures. Additionally, the parties hereto acknowledge and agree that the sums payable pursuant to this Agreement, the Registration Rights Agreement and the Convertible Subordinated Debentures shall constitute liquidated damages and not penalties. The parties further acknowledge that a breach by either party of this Agreement or exhibits hereto, (a) the amount of loss or damages likely to be incurred is incalculable or is difficult to precisely estimate, (b) the amounts specified in such agreements bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investors in connection with the failure of the Company to timely cause the registration of the Registrable Securities or to deliver stock certificates upon any conversion, and (c) the parties are sophisticated businesses and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR

Each Investor, severally and not jointly, represents and warrants to the Company that:

Section 2.1. Organization. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

Section 2.2. Intent. The Investor is entering into this Agreement for its own account and not with a view to or for sale in connection with any distribution of the Common Stock. The Investor has no present arrangement (whether or not legally binding) at any time to sell the Convertible Subordinated Debenture, the Warrants, the Conversion Shares or the Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the Conversion Shares and Warrant Shares at any time in accordance with federal and state securities laws applicable to such disposition, and in accordance with the terms set forth in the Convertible Subordinated Debenture or Warrant. The Investor has no agreement with any person to distribute any of the securities subject to this Agreement.

Section 2.3. Sophisticated Investor/Broker-Dealer. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Convertible Subordinated Debentures, the Warrants and the underlying Common Stock. The Investor has been represented by counsel of its choice. The Investor acknowledges that an investment in the Convertible Subordinated Debentures and the Warrants and the underlying Common Stock is speculative and involves a high degree of risk. The Investor is not a registered broker-dealer under Section 15 of the Exchange Act.

Section 2.4. Authority. This Agreement and each agreement attached as an exhibit hereto which is required to be executed by the Investor has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

Section 2.5. Not an Affiliate. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 2.6. Absence of Conflicts. The execution and delivery of this Agreement and each agreement which is attached as an exhibit hereto and executed by the Investor in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof by the Investor, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor or (a) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 2.7. Disclosure; Access to Information. The Investor has received all documents, records, books and other publicly available information pertaining to Investor's investment in the Company that have been requested by the Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has reviewed copies of all SEC Documents filed within the last 12 months or otherwise deemed relevant by Investor. No such review or other investigation by the Investor shall diminish the Investor's right to rely on the representations and warranties of the Company or relieve the Company's objections with respect thereto.

Section 2.8. Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors that, except as set forth in the SEC Documents or on the Disclosure Schedule prepared by the Company and attached hereto:

Section 3.1. Organization of the Company. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Nevada and has all requisite corporate authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified and is in good standing as a foreign corporation to do business in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

Section 3.2. Authority. (a) The Company has the requisite corporate power and corporate authority to conduct its business as now conducted, to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Warrants, and to issue the

Convertible Subordinated Debentures, the Conversion Shares, the Warrants and the Warrant Shares pursuant to their respective terms, (b) the execution, issuance and delivery of this Agreement, the Registration Rights Agreement, the Convertible Subordinated Debentures and the Warrants by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required, and (c) this Agreement, the Registration Rights Agreement, the Warrants and the Convertible Subordinated Debentures have been duly executed and delivered by the Company and at the Closing shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the conversion of the Convertible Subordinated Debentures and the exercise of the Warrants. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Conversion Shares and Warrant Shares. The Company further acknowledges that its obligation to issue Conversion Shares and Warrant Shares upon conversion of the Convertible Subordinated Debentures and Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Convertible Subordinated Debentures, subject to Section 5.2 hereunder, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), the Company shall not seek judicial relief from its obligations to convert the Convertible Subordinated Debentures or exercise the Warrants except pursuant to the Bankruptcy Code. In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.
Section 362 in respect of the conversion of the Convertible Subordinated Debentures and the exercise of the Warrants. The Company agrees, without cost or expense to the Investors, to the fullest extent permitted by law, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C.
Section 362.

Section 3.3. Capitalization. As of November 30, 2001, the authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock of which 9,274,981 shares are issued and outstanding and there have been no additional issuances since such date except pursuant to the Company's employee stock option plan, and (b) 20 million shares of Preferred Stock of which 1,038,961 shares are designated Series A Convertible Preferred Stock of which 519,481 are issued and outstanding. There are no outstanding Capital Shares Equivalents nor any agreements or understandings pursuant to which any Capital Shares Equivalents may become outstanding. The Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and have been issued pursuant to registration statements or valid exemptions from registration under the Securities Act and all applicable state "blue sky" laws.

Section 3.4. Common Stock/Listing of Shares. The Company has registered its Common Stock pursuant to Section 12(b) or (g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company is in compliance with all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Principal Market. The Company has not received any notice from any trading market or exchange on which the Common stock has been listed to the effect that the Company is not in compliance with the rules and regulations of such trading market or exchange and that the Common Stock may be delisted from trading thereon. Subject to compliance with Section 5.2 hereunder, the issuance and delivery of the Convertible Subordinated Debentures, Conversion Shares, Warrants and Warrant Shares does not violate any of the rules or regulations of such trading market or exchange or require shareholder approval.

Section 3.5. SEC Documents. The Company has made available to the Investors true and complete copies of the SEC Documents. The Company has not provided to the Investors any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and rules and regulations of the SEC promulgated thereunder and the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto at the time of such inclusion. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments). Neither the Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the financial statements or in the notes thereto in accordance with GAAP, which was not fully reflected in, reserved against or otherwise described in the financial statements or the notes thereto included in the SEC Documents or was not incurred in the ordinary course of business consistent with the Company's past practices since the last date of such financial statements. The Company is eligible to use Form S-3 to register for resale with the SEC the Conversion Shares and Warrant Shares based in part upon the representations of the Investors in Section 2.3.

Section 3.6. Exemption from Registration; Valid Issuances. Subject to the accuracy of the Investors' representations in Article II, the sale of the Convertible Subordinated Debentures and the Conversion Shares, the Warrants and Warrant Shares will not require registration under the

Securities Act and/or any applicable state securities law. When validly converted in accordance with the terms of the Convertible Subordinated Debentures and purchased in accordance with the terms of the Warrants, the Conversion Shares and Warrant Shares will be duly and validly issued, fully paid, and non-assessable. Neither the sales of the Convertible Subordinated Debentures, the Conversion Shares, the Warrants and Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement, the Registration Rights Agreement or the Convertible Subordinated Debentures and the Warrants will (a) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Convertible Subordinated Debentures, the Warrants or the Conversion Shares and Warrant Shares or, except as contemplated herein or therein, any of the assets of the Company, or (b) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe for or acquire the Capital Shares or other securities of the Company. The Convertible Subordinated Debentures, the Warrants and the Conversion Shares and Warrant Shares, shall not subject the Investors to personal liability to the Company or its creditors by reason of the possession thereof.

Section 3.7. No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor, to the knowledge of the Company, any person acting on its or their behalf (a) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale of the Convertible Subordinated Debentures or the Warrants, or (b) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Convertible Subordinated Debentures or the Conversion Shares and the Warrants and Warrant Shares, under the Securities Act.

Section 3.8. No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of and payment of interest upon the Convertible Subordinated Debentures, Warrants and the Conversion Shares and Warrant Shares, do not and will not (a) result in a violation of the Company's Articles of Incorporation or By-Laws or (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument, or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any material property or asset of the Company is bound or affected, nor is the Company otherwise in violation of, conflict with or default under any of the foregoing (except in each case for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have, individually or in the aggregate, a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate would not have a Material Adverse Effect. The Company is not required under any federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Convertible Subordinated Debentures or the Warrants in accordance with the terms hereof (other than any SEC or state securities filings that may be required to be made by the Company subsequent to the Closing, or any registration statement that may be filed pursuant hereto); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

Section 3.9. No Material Adverse Change. Since the date of the financial statements contained in the Company's most recently filed Form 10-Q or Form 10-K, no Material Adverse Effect has occurred or exists with respect to the Company. No material supplier has given notice, oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels.

Section 3.10. No Undisclosed Events or Circumstances. Since the date of the financial statements contained in the Company's most recently filed Form 10-Q or Form 10-K, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investors.

Section 3.11. No Integrated Offering. Other than pursuant to an effective registration statement under the Securities Act, or pursuant to the issuance or exercise of employee stock options or in connection with certain acquisitions, or pursuant to its discussion with the Investors in connection with the transactions contemplated hereby, the Company has not issued, offered or sold the Convertible Subordinated Debentures, the Warrants or any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Convertible Subordinated Debentures, Warrants or Common Stock, or any securities convertible into a exchangeable or exercisable for the Convertible Subordinated Debentures or Common Stock or any such other securities) within the six-month period next preceding the date hereof, and the Company shall not permit any of its directors, officers or affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any Person of the Convertible Subordinated Debentures or shares of Common Stock), so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Investors of the Convertible Subordinated Debentures (and the Conversion Shares) and the Warrants (and the Warrant Shares) as contemplated by this Agreement.

Section 3.12. Litigation and Other Proceedings. There are no lawsuits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any subsidiary, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which could reasonably be expected to have a Material Adverse Effect. No judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which could result in a Material Adverse Effect.

Section 3.13. Insurance. The Company and each subsidiary maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance, as necessary to conduct its business, with financially sound and reputable insurers that is adequate, consistent with industry standards and the Company's historical claims experience. The Company has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to the Company) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy currently in force.

Section 3.14. Tax Matters.

               (a) The Company and each subsidiary has filed all Tax Returns, which it is required to file under applicable laws; all such Tax Returns are true and accurate in all material respects and have been prepared in compliance with all applicable laws except as could not reasonably be expected to have a Material Adverse Effect; the Company has paid all material Taxes due and owing by it or any subsidiary (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all material Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since June 30, 2000, the charges, accruals and reserves for material Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

               (b) No claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction. There are, to the Company's knowledge, no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company or any subsidiary; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company or any subsidiary from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability.

               (c)    For purposes of this Section 3.14:

                      "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other material taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                      "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

Section 3.15. Property. Neither the Company nor any of its subsidiaries owns any real property. Each of the Company and its subsidiaries has good and marketable title to all personal property owned by it, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and to the Company's knowledge any real property and buildings held under lease by the Company as tenant are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and intended to be made of such property and buildings by the Company. The Company's present facilities are adequate for the Company's reasonably foreseeable needs.

Section 3.16. Intellectual Property. Each of the Company and its subsidiaries owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of its business as now being conducted. To the Company's knowledge, neither the Company nor any of its subsidiaries is infringing upon or in conflict with any right of any other person with respect to any Intangibles. No adverse claims have been asserted by any person as to the ownership or use of any Intangibles and the Company has no knowledge of any basis for such claim.

Section 3.17. Internal Controls and Procedures. The Company maintains books and records and internal accounting controls which provide reasonable assurance that
(a) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are executed with management's authorization; (b) the recorded accounting of the Company's consolidated assets is compared with existing assets at regular intervals; (c) access to the Company's consolidated assets is permitted only in accordance with management's authorization; and (d) all transactions to which the Company or any subsidiary is a party or by which its properties are bound are recorded as necessary to permit preparation of the financial statements of the Company in accordance with U.S. generally accepted accounting principles.

Section 3.18. Payments and Contributions. Neither the Company, any subsidiary, nor, to the Company's knowledge, any of its directors, officers or other employees has (a) used any Company funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment of Company funds to any foreign or domestic government official or employee; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any person with respect to Company matters.

Section 3.19. Permits and Licenses. The Company holds all necessary permits and licenses to conduct its business as currently conducted, except where the failure to possess such permits or licenses could not, individually, or in the aggregate, have a Material Adverse Effect. All of such permits and licenses are in full force and effect and the Company is not in material violation of any thereof.

Section 3.20. No Misrepresentation. The representations and warranties of the Company contained in this Agreement, any schedule, annex or exhibit hereto and instrument or certificate furnished by the Company to the Investors pursuant to this Agreement, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.21. Related Party Transactions. The Company is not a party to any agreement or transaction with any of its officers, directors, greater than 5% shareholders or any "Affiliate" (as defined in SEC Rule 405) of any of said persons that would require disclosure under Item 404 of Regulation S-K that was not disclosed on the Company's most recent annual report on Form 10-K for its most recently ended fiscal year or that will not be disclosed in the Company's Form 10-K for its current fiscal year.

Section 3.22. Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

                                   ARTICLE IV

                           COVENANTS OF THE INVESTORS

        Each Investor, severally and not jointly, covenants with the Company that:

Limitations on Short Sales. The Investor agrees that it will not enter into any Short Sales (as hereinafter defined) from the period commencing on the Closing Date and ending on the date which all of the Convertible Subordinated Debenture has been converted and all of the Warrant has been exercised and such Conversion Shares and Warrant Shares are covered by the Registration Statement. For purposes of this Section 4.1, a "Short Sale" by the Investor shall mean a sale of Common Stock by the Investor that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in Common Stock held by the Investor. For purposes of determining whether there is an equivalent offsetting long position in Common Stock held by the Investor, Conversion Shares that have not yet been converted pursuant to the Convertible Subordinated Debenture and Warrant Shares that have not yet been issued upon exercise of the Warrant shall be deemed to be held long by the Investor, and the amount of shares of Common Stock held in a long position shall be the number of Conversion Shares issuable pursuant to the Convertible Subordinated Debenture assuming such holder converted all the outstanding principal amount of the Convertible Subordinated Debenture on such date, and (ii) with respect to Warrant Shares, the number of Warrant Shares issuable pursuant to the Warrant. To the extent that the foregoing sentence permits short sales, then such transactions may only be effected in accordance with Rule 10a-1 under the 1934 Act, and in any case such transactions would not create any daily low sales prices for the Common Stock.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

Section 5.1. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply with the terms thereof.

Section 5.2. Reservation of Common Stock/Shareholder Approval. On any date hereafter, in the event the number of Shares reserved, as to any Investor, is less than 200% of the Conversion Shares necessary to convert all of such Investor's Convertible Subordinated Debenture, based on the then applicable Mandatory Conversion Price (as defined in the Convertible Subordinated Debenture) assuming conversion of the entire outstanding principal amount of such Convertible Subordinated Debenture at such time, and Warrant Shares to exercise all of such Investor's Warrant (the "Trigger Amount"), then the Company shall have seven (7) calendar days from such date to increase the number of shares reserved as to such Investor above the Trigger Amount, unless to do so the Company must authorize additional shares, in which case the Company shall have sixty (60) calendar days from such date to increase the number of shares authorized and reserved as to such Investor above the Trigger Amount. The Company agrees to present a proposal for stockholder approval to permit the Company to issue a number of Conversion Shares which is in excess of 19.99% of the number of the Company's issued and outstanding shares of Common Stock on the Closing Date ("NASD Limit") at a special meeting of the stockholders to be held within sixty (60) calendar days of the date the Company became aware that the number of Conversion Shares becomes greater than 125% of the NASD Limit, with the recommendation of the Board of Directors that such proposal be approved, unless at the date of such meeting, less than 2% of the principal amount of the Convertible Subordinated Debentures remain issued and outstanding, in which event the Company may withdraw such proposal from a vote by the stockholders. Until the Company obtains shareholder approval to permit the Company to issue a number of Conversion Shares which is in excess of 19.99% of the number of the Company's issued and outstanding shares of Common Stock on the Closing Date, a Convertible Subordinated Debenture shall not be convertible into that number of Conversion Shares which will cause the Company to issue to an Investor more than such Investor's pro-rata portion (in proportion to their respective initial purchases of securities pursuant to this Agreement) of 19.99% of the number of the Company's issued and outstanding shares of Common Stock on the first Closing Date.

Section 5.3. Listing of Common Stock. The Company hereby agrees to use its reasonable best efforts to maintain the listing of the Common Stock on a Principal Market, and as soon as reasonably practicable following the Closing, to apply to list the Conversion Shares and the Warrant Shares on the Principal Market and use reasonable best efforts to get such shares listed. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Conversion Shares and the Warrant

Shares, and will take such other action as is necessary or desirable in the opinion of the Investors to cause the Conversion Shares and Warrant Shares to be listed on such other Principal Market as promptly as possible. The Company will take all action to continue the listing and trading of its Common Stock on a Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market.

Section 5.4. Exchange Act Registration. The Company will cause its Common Stock to continue to be registered under Section 12(b) or (g) of the Exchange Act, will use its best efforts to comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act until the Investors have disposed of all of their Registrable Securities.

Section 5.5. Legends. The certificates evidencing the Securities shall be free of legends, except as set forth in Article VIII. If the Transfer Agent or the Investor's broker-dealer requires an opinion of counsel from the Company's counsel pursuant to the Instructions to Transfer Agent attached hereto to issue new certificates free of the Securities Legend (as defined in Section 8.1) to an Investor and Company's counsel fails to deliver such opinion to the Transfer Agent within 2 Trading Days from receipt by Company's counsel of such a request from the Transfer Agent or the Investor's broker-dealer, then the Company will pay such Investor, pro rata on a weekly basis, as liquidated damages for such failure and not as a penalty, 10% per week of the market value of the Common Stock which would be issuable upon conversion of such Investor's Convertible Subordinated Debenture upon the date of payment of such liquidated damages for each week until such opinion is provided, notwithstanding the fact that the Company has instructed the Transfer Agent to accept such an opinion from such Investor's counsel.

Section 5.6. Corporate Existence; Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

Section 5.7. Issuance of Convertible Subordinated Debentures and Warrants. The sale of the Convertible Subordinated Debentures, the Warrants and the issuance of the Conversion Shares upon conversion and Warrant Shares upon the exercise of the Warrants of the Convertible Subordinated Debentures shall be made in accordance with the provisions and requirements of Section 4(2), 4(6) or Regulation D and any applicable state securities law based in part on the representations of the Investors made herein. The Company shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Convertible Subordinated Debentures, the Warrants and the issuance of the Conversion Shares upon conversion and Warrants shares upon exercise to the Investors. The Company shall make any necessary SEC and "blue sky" filings as may be required to be made by the Company in connection with the sale of the Securities to the Investors, and shall provide a copy thereof to the Investors promptly after such filing.

Section 5.8. Mandatory Redemption. Subject to the terms and conditions set forth in the Convertible Subordinated Debentures, commencing on the first Trading Day after the later of (i) the 180th calendar day after the Closing Date, and (ii) the first Trading Day following the 30 calendar day period after the Effective Date and continuing on the first Trading Day after each 30 calendar day period (a "Payment Period") thereafter (each such date, a "Mandatory Redemption Date" and such redemption a "Mandatory Redemption"), the Company shall redeem, in the aggregate, the greater of (i) $300,000 of the then outstanding principal balance of the Convertible Subordinated Debentures as to the first fifteen (15) Payment Periods and $500,000 (or such lesser amount if all outstanding principal amounts of the Convertible Subordinated Debentures are being redeemed hereunder for such Payment Period) of the then outstanding principal balance of the Convertible Subordinated Debentures as to any Payment Periods thereafter, and (ii) a pro-rata portion of the then outstanding principal balance of the Convertible Subordinated Debentures (based on the number of full months remaining until the Maturity Date and proportionate to the schedule in sub-section (i) above) at a cash price equal to 100% of the principal amount of the Convertible Subordinated Debentures being redeemed (such amount so redeemed, the "Mandatory Redemption Amount").

Section 5.9. Pro-Rata Redemption/Forced Conversion. Upon any redemption or forced conversion of any of the Convertible Subordinated Debentures, the Company shall offer such redemption or forced conversion pro-rata among all Investors in proportion to their respective current holdings of such securities pursuant to this Agreement, except that, a redemption pursuant to Section 5.8 shall be in proportion to their respective initial purchases of the Convertible Subordinated Debentures, increased accordingly in the event any Convertible Subordinated Debentures are no longer outstanding.

Section 5.10. Limitation on Future Financing. The Company agrees that, until 6 months following the Effective Date, it will not enter into any other sale of its Capital Shares or other Capital Shares Equivalents at a discount to the then-current market price (or securities which may be converted, exchanged, reset or otherwise at a future discount to market price), except that, after the Effective Date, the Company shall be permitted to enter into a fixed price sale of its Capital Shares or Capital Shares Equivalents at a discount to the then-current market price provided the securities may not be converted, exchanged, reset or otherwise at a later date based on a variable market price. The foregoing shall not prevent or limit the Company from granting equity incentive awards pursuant to equity incentive and stock option plans approved by the Company's Board of Directors or selling securities purchased pursuant to the Company's Employee Stock Purchase Plan or engaging in any sale of securities (i) pursuant to the exercise of options granted or to be granted under an employee benefit plan which plan has been approved by the Company's Board of Directors,
(ii) pursuant to any compensatory plan for a full-time employee or key consultant, (iii) in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money, (iv) in a registered public offering by the Company which is underwritten by one or more established investment banks (not including an equity line type financing), or (v) with the prior written approval of a majority in interest of the Investors, which will not be unreasonably withheld.

Section 5.11. Redemption of Series A Convertible Preferred Stock. On the earliest possible date hereafter, but in no even later than February 15, 2002, the Company shall have exercised its right to redeem all of the Company's outstanding Series A Convertible Preferred Stock, subject to the Company's Articles of Incorporation, as amended and restated, to Nevada corporate law and such preferred stockholders right to convert thereunder.

Section 5.12. Redemption of Stock Pursuant to Company's Articles of Incorporation. The Company will not redeem any of the Conversion Shares or Warrant Shares pursuant to Article IX of its Amended and Restated Articles of Incorporation unless it is required to do so by the Nevada Gaming Commission or any other governmental agency or, in the good faith judgment of the Board of Directors of the Company, a failure to do so would risk disciplinary action against the Company by the Nevada Gaming Commission or any other governmental agency.

                                   ARTICLE VI

                            SURVIVAL; INDEMNIFICATION

Section 6.1. Survival. The representations, warranties and covenants made by each of the Company and each Investor in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby until the date the applicable statute of limitations have run. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date, unless such party had actual knowledge of such breach or violation prior to the Closing Date.

Section 6.2. Indemnity.

               (a) The Company hereby agrees to indemnify and hold harmless the Investors, their respective Affiliates and their respective officers, directors, partners and members (collectively, the "Investor Indemnitees"), from and against any and all Damages arising from any claims by third parties, and agrees to reimburse the Investor Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Investor Indemnitees and to the extent arising out of or in connection with:

               (i) any misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

               (ii) any failure by the Company to perform in any material respect any of its material covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or

               (iii) any action instituted against the Investors, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of an Investor, with respect to any of the transactions contemplated by this Agreement.

               (b) Each Investor, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all Damages arising from any claims by third parties, and agrees to reimburse the Company Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with any misrepresentation, omission of fact, or breach of any of the Investor's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Investor pursuant to this Agreement. Notwithstanding anything to the contrary herein, an Investor shall be liable under this Section 6.2(b) for only that amount as does not exceed the net proceeds to such Investor as a result of the sale of the Registrable Securities pursuant to the Registration Statement.

Section 6.3. Notice. Promptly after receipt by any party hereto seeking indemnification pursuant to Section 6.2 (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party from whom indemnification pursuant to Section
6.2 is being sought (the "Indemnifying Party") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission or delay. If the Indemnifying Party so elects or at the request of an Indemnified Party, the Indemnifying Party will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Party and the payment of all fees and expenses of such counsel. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (a) the Indemnifying Party shall have agreed to pay such fees, out-of-pocket costs and expenses, (b) the Indemnified Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (c) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (a), (b) or (c) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

        All fees and expenses of the Indemnified Party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section and all reasonable attorneys' fees and expenses) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

Section 6.4. Direct Claims. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnifying Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or in accordance with Article IX. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

                                   ARTICLE VII

                              DUE DILIGENCE REVIEW

Section 7.1. Non-Disclosure of Non-Public Information.

               (a) The Company shall not disclose material non-public information to the Investors, advisors to or representatives of the Investors unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. Other than disclosure of a portion of any comment letters received from the SEC staff with respect to the Registration Statement that pertain specifically to this transaction or the selling shareholders and their plan of distribution, the Company may, as a condition to disclosing any non-public information hereunder, require the Investors' advisors and representatives to enter into a confidentiality agreement in form and content reasonably satisfactory to the Company and the Investors.

               (b) The Company will promptly notify the advisors and representatives of the Investors and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting material non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement, would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 7.1 shall be construed to mean that persons or entities other than the Investors may not obtain non-public information in the course of conducting due diligence on behalf of the Investors and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE VIII

                      LEGENDS; TRANSFER AGENT INSTRUCTIONS

Section 8.1. Legends.

               (a) Unless otherwise provided below, each certificate representing Registrable Securities will bear the following legend or equivalent (the "Securities Legend"):

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT, AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR ACRES GAMING INCORPORATED SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

        (b) Unless otherwise provided below, each certificate representing Registrable Securities will bear the following legends or their equivalent (the "Notice Legends"):

        UPON WRITTEN REQUEST, THE CORPORATION WILL FURNISH TO ANY SHAREHOLDER, WITHOUT CHARGE, A FULL STATEMENT OF THE DESIGNATION, PREFERENCE, LIMITATIONS AND RELATIVE RIGHTS APPLICABLE TO THE SHARES OF EACH CLASS OF STOCK AUTHORIZED TO BE ISSUED AND, WITH RESPECT TO ANY PREFERRED OR SPECIAL CLASS WHICH THE CORPORATION IS AUTHORIZED TO ISSUE IN SERIES, THE VARIATIONS IN RIGHTS, PREFERENCES AND LIMITATIONS FOR THE SHARES OF EACH SUCH SERIES, SO FAR AS THE SAME HAVE BEEN FIXED AND DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO FIX AND DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES.

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO REDEMPTION BY THE COMPANY IN ACCORDANCE WITH ARTICLE IX OF THE COMPANY'S ARTICLES OF INCORPORATION.

Section 8.2. Removal of Legends. During any periods following the Effective Date that the Registration Statement is effective, or otherwise in accordance with the Registration Rights Agreement, the shares of Common Stock issued hereunder shall not bear any Securities Legend and shall otherwise be freely transferable. In the event the Company fails to deliver or cause its transfer agent to deliver such shares to an Investor free of any Securities Legend or remove any such legend from already issued shares of Common Stock, such Investor shall be entitled to, in addition to any other rights hereunder or in the Convertible Subordinated Debentures, the liquidated damages for late delivery of shares as set forth in the Convertible Subordinated Debentures.

Section 8.3. Transfer Agent Instructions. Upon the execution and delivery hereof, the Company is issuing to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions substantially in the form of Exhibit E hereto. Such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be. The Company warrants that no instruction other than the irrevocable transfer agent instructions referred to in this section shall be given by the Company to the Company's transfer agent. After the Effective Date, in lieu of delivering physical certificates representing the Common Stock issuable upon the conversion of, or in lieu of interest payments on, the Convertible Subordinated Debentures, the Company shall cause its transfer agent to electronically transmit the Conversion Shares by crediting the account of the Investor's prime broker with the Depository Trust Company ("DTC") Fast Automated Securities Transfer program through its Deposit Withdrawal Agent Commission ("DWAC") system no later than the applicable date of delivery.

Section 8.4. No Other Legend or Stock Transfer Restrictions. No legend other than those specified in Section 8.1 has been or shall be placed on the share certificates representing the Registrable Securities and no instructions or "stop transfer orders," "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VIII. The Company acknowledges that a breach by it of its obligation to remove any restrictive legends under this Article VIII will cause irreparable harm to the Investors by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligation hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provision under this Article VIII, that the Investors shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 8.5. Investors' Compliance. Nothing in this Article shall affect in any way each Investor's obligations to comply with all applicable securities laws upon resale of the Common Stock.

Section 8.6. Rule 144. Subject to the applicable securities laws, for the purpose of calculating the holding period of the Shares under Rule 144, the Conversion Shares and the Warrant Shares shall be deemed to have been acquired on the Closing Date.

                                   ARTICLE IX

                                  CHOICE OF LAW

Section 9.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in New York by persons domiciled in New York City and without regard to its principles of conflicts of laws. The Company and each of the Investors agree to submit themselves to the in personam jurisdiction of the state and federal courts situated within the Southern District of the State of New York with regard to any controversy arising out of or relating to this Agreement. Any party shall be entitled to obtain injunctive relief from a court in any case where such relief is available, and the prevailing party in such injunctive action shall be entitled to its reasonable attorneys' fees in connection therewith. The non-prevailing party to any dispute hereunder shall pay the expenses of the prevailing party, including reasonable attorneys' fees, in connection with any such dispute.

Section 9.2. Specific Enforcement. The Company acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the exhibits hereto were not performed in accordance with their specific terms or were otherwise breached, notwithstanding any reasons the Company may have to the contrary in the future, including claims of solvency or that the Investor is not put at risk absent performance by the Company. It is accordingly agreed that the Investors shall be entitled to an injunction or injunctions to prevent or cure material breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. The prevailing party in such injunctive action shall be entitled to its reasonable attorneys' fees in connection with any such specific performance.

                                    ARTICLE X

                                   ASSIGNMENT

Section 10.1. Assignment. Neither this Agreement nor any rights of the Company hereunder may be assigned by the Company to any other person. The provisions of this Agreement shall inure to the benefit of, and be enforceable by, any permitted transferee of any of the Convertible Subordinated Debentures and Warrants purchased or acquired by any Investor hereunder with respect to the Convertible Subordinated Debentures and Warrants held by such person.

                                   ARTICLE XI

                                     NOTICES

Section 11.1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) hand delivered, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid,
(c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, if mailed. The addresses for such communications shall be:

If to the Company:              7115 Amigo Street, Suite 150
                                Las Vegas, NV 89119
                                Attn: Chief Financial Officer
                                Tel: (702)-263-7588
                                Fax: (702) 263-7595

With copies to:                 Perkins Coie LLP
(which shall not constitute     1211 S.W. Fifth Avenue, Suite 1500
notice to the Company)          Portland, OR 97204-3715

                                Attn: Patrick J. Simpson
                                Tel: (503) 727-2035
                                Fax: (503) 727-2222

if to the Investors:            As set forth on the signature pages hereto

        Either party hereto may from time to time change its address or facsimile number for notices under this Section 11.1 by giving written notice of such changed address or facsimile number to the other party hereto as provided in this Section 11.1.

                                   ARTICLE XII

                                  MISCELLANEOUS

Section 12.1. Counterparts/Facsimile/Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except for the Convertible Subordinated Debentures or Warrants or as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by a majority in interest of the Convertible Subordinated Debentures.

Section 12.2. Entire Agreement. This Agreement, the agreements attached as exhibits hereto, which include the Convertible Subordinated Debentures, the Warrants and the Registration Rights Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof.

Section 12.3. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

Section 12.4. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.5. Number and Gender. There may be one or more Investors parties to this Agreement, which Investors may be natural persons or entities. All references to plural Investors shall apply equally to a single Investor if there is only one Investor, and all references to an Investor as "it" shall apply equally to a natural person.

Section 12.6. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg Financial, L.P. or any successor thereto. The written mutual consent of the Investors and the Company shall be required to employ any other reporting entity.

Section 12.7. Replacement of Certificates. Upon (a) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Convertible Subordinated Debentures or any Conversion Shares or Warrants or any Warrant Shares and (b) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form to the Company or as may be required by the Company's Transfer Agent or (c) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

Section 12.8. Fees and Expenses. Each of the Company and the Investors agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall pay the fees, expenses and disbursements of the Investors; provided, however, that the Company shall pay $25,000 for the legal, due diligence and administrative fees, expenses and disbursements of the Investors, which, net of $12,500 of which the parties acknowledge has already been advanced to the Investors by the Company, shall be deducted from the amount payable by the Investors at the Closing.

Section 12.9. Finder's and Broker's Fees. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except for the fees payable to Roth Capital Partners, LLC which fees shall be paid by the Company out of the proceeds of the sale of the Convertible Subordinated Debentures and Warrants to the Company. The Company on the one hand, and the Investors, severally and not jointly, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 12.10. Publicity. The Company agrees that it will not issue any press release or other public announcement, except as required by law, of the transactions contemplated by this Agreement without the prior consent of the Investors, which shall not be unreasonably withheld nor delayed by more than two
(2) Trading Days from their receipt of such proposed release. No release shall name the Investors or any of their respective affiliates, representatives, members, agents, associates, employees, consultants, companies, subsidiaries, businesses and/or entities or agents without their express written consent.

                                  ARTICLE XIII

                               CERTAIN DEFINITIONS

Section 13.1. "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

Section 13.2. "Capital Shares Equivalents" shall mean any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

Section 13.3. "Closing" shall mean the closing of the purchase and sale of the Convertible Subordinated Debentures and Warrants pursuant to Section 1.1.

Section 13.4. "Closing Date" shall mean the date on which all conditions to the Closing have been satisfied (as defined in Section 1.1(b) hereto) and the Closing shall have occurred.

Section 13.5. "Common Stock" shall mean the Company's common stock, par value $.01 per share.

Section 13.6. "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Convertible Subordinated Debentures and any shares issuable as interest upon the Convertible Subordinated Debentures.

Section 13.7. "Convertible Subordinated Debenture(s)" shall mean the 6% Convertible Subordinated Debenture(s) issued hereunder and due 24 months from their date of issuance, unless otherwise provided for therein, in the form of Exhibit A hereto.

Section 13.8. "Damages" shall mean any loss, claim, damage, judgment, penalty, deficiency, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and reasonable costs and expenses of expert witnesses and investigation).

Section 13.9. "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in the Registration Rights Agreement.

Section 13.10. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 13.11. "Legend" shall mean the legend set forth in Section 8.1.

Section 13.12. "Mandatory Redemption" shall have the meaning ascribed to such term in Section 5.8.

Section 13.13. "Mandatory Redemption Amount" shall have the meaning ascribed to such term in Section 5.8.

Section 13.14. "Mandatory Redemption Date" shall have the meaning ascribed to such term in Section 5.8.

Section 13.15. "Material Adverse Effect" shall mean any effect on the business, operations, properties or financial condition of the Company that is material and adverse to the Company and its subsidiaries and affiliates, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to timely enter into and perform any of its obligations under this Agreement, the Registration Rights Agreement, the Convertible Subordinated Debentures or the Warrants in any material respect.

Section 13.16. "Maturity Date" shall mean the date on which the entire outstanding principal amount and any accrued but unpaid interest of the Convertible Subordinated Debentures are due and payable as set forth in the Convertible Subordinated Debenture.

Section 13.17. "Outstanding" when used with reference to shares of Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

Section 13.18. "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 13.19. "Principal Market" shall initially mean the Nasdaq Small-Cap Market and shall also include the NASDAQ National Market, the American Stock Exchange and the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

Section 13.20. "Purchase Price" shall mean the face principal amount of the Convertible Subordinated Debentures.

Section 13.21. "Registrable Securities" shall mean the Warrant Shares and the Conversion Shares until the earlier of the date that (i) the Registration Statement has been declared effective by the SEC, and all Conversion Shares and Warrant Shares have been disposed of pursuant to the Registration Statement,
(ii) all Conversion Shares and Warrant Shares have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (iii) all Conversion Shares and Warrant Shares have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (iv) such time as, in the opinion of counsel to the Company, all Conversion Shares and Warrant Shares may be sold without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act. In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, such adjustment shall be deemed to be made in the definition of "Registrable Security" as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement or the Registration Rights Agreement.

Section 13.22. "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investors, on the date hereof in the form annexed hereto as Exhibit B.

Section 13.23. "Registration Statement" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale by the Investors of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investors of the Registrable Securities under the Securities Act.

Section 13.24. "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

Section 13.25. "SEC" shall mean the Securities and Exchange Commission.

Section 13.26. "SEC Documents" shall mean the Company's latest Form 10-K as of the time in question, all Forms 10-Q and 8-K filed thereafter, all registration statements filed as of the time in question, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

Section 13.27. "Section 4(2)" and "Section 4(6)" shall have the meanings set forth in the recitals of this Agreement.

Section 13.28. "Securities Act" shall have the meaning as set forth in the recitals of this Agreement.

Section 13.29. "Shares" shall have the meaning set forth in the definition of "Outstanding" herein.

Section 13.30. "Trading Day" shall mean any day during which the Principal Market shall be open for business.

Section 13.31. "VWAP" shall mean the daily volume weighted average price of the Company's Common Stock on the Principal Market as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. ET to 4:02 p.m. Eastern
Time) using the VAP function on the date in question or if there is no such price on such date, then the VWAP on the Principal Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the Principal Market, the closing sales price for a share of Common Stock in the OTC Bulletin Board, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation

Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the board of directors of the Company and the holders of a majority in interest of the principal amount of Convertible Subordinated Debentures then outstanding, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the board of directors of the Company and the holders of a majority in interest of the principal amount of Convertible Subordinated Debentures then outstanding.

Section 13.32. "Warrant(s)" shall mean the Warrant(s) set forth in Section 1.2, substantially in the form of Exhibit D hereto, to be issued to the Investors pro-rata hereunder.

Section 13.33. "Warrant Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to exercise of the Warrants.

                           ***************************

           [SIGNATURE PAGE OF CONVERTIBLE SUBORDINATED DEBENTURES AND
                          WARRANTS PURCHASE AGREEMENT]

               IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

                                       ACRES GAMING INCORPORATED

                                       By: /s/ Patrick Cavanaugh
                                           ------------------------------------
                                           Patrick Cavanaugh, Senior
                                           Vice-President, CFO

                                       INVESTORS:

Address for Notice:                    RIVERVIEW GROUP, LLC
-------------------
666 5th Avenue
8th Floor
New York, New York 10103               By: /s/ Terry Feeney
                                           ------------------------------------
Attn: Manager                              Name: Terry Feeney
Fax: (212) 841-6302                        Title: Chief Operating Officer

$2,500,000 principal amount and _________ Warrant Shares.

Address for Notice:                        OMICRON PARTNERS, LP
-------------------                    By: Omicron Capital L.P., as subadvisor
c/o Omicron Capital L.P.               By: Omicron Capital Inc., it general
153 E. 53rd Street                         partner
48th Floor
New York, New York 10022
Attn: Brian Daly                       By: /s/ Olivier Morali
Fax: (212) 508-7028                        ------------------------------------
                                           Olivier Morali, President

$1,000,000 principal amount and _________ Warrant Shares.

Address for Notice:                    DEEPHAVEN PRIVATE
-------------------                    PLACEMENT TRADING LTD.
c/o  Deephaven Capital
Management LLC
130 Cheshire Lane
Minnentonka, MN 55305
Attn: Bruce Lieberman                  By: /s/ Bruce Lieberman
Fax: (952) 249-5320                        ------------------------------------
                                       Name: Bruce Lieberman
                                       Title: Director Private Placement Trading

$1,500,000 principal amount and _________ Warrant Shares.